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                                                                    EXHIBIT 10.1



         AMENDMENT NO. 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amendment No. 2 to Amended and Restated Employment Agreement ("Amendment") is made and entered into on March 20, 1998, between DYNAMEX INC., a Delaware corporation, hereinafter referred to as the "Company," and RICHARD K. MCCLELLAND, hereinafter referred to as "Executive."

         WHEREAS, Executive and the Company have entered into an Amended and Restated Employment Agreement, dated as of July 11, 1995, as amended by Amendment No. 1 thereto, dated as of July 1, 1996 and effective as of September 27, 1995 (as amended, the "Agreement"); and

         WHEREAS, the parties hereto mutually desire to amend certain provisions of the Agreement;

         NOW, THEREFORE, the parties hereto agree as follows.

         1. On December 20, 1995, Parcelway Systems Holding Corp. changed its name to Dynamex Inc. The name "Parcelway Systems Holding Corp." shall be replaced with "Dynamex Inc." wherever it appears in the Agreement, and the defined term "Holdings" shall be replaced with the term "Dynamex" wherever it appears in the Agreement.

         2.       Section 4 of the Agreement shall hereinafter read as follows:

                  "4. Grant Options.

                          (a) The Company has granted to Executive stock options (the "Grant Options") for the purchase of 48,000 shares (reflecting the 4 for 1 split of Common Stock effective on June 3, 1996) of the Dynamex Common Stock at an exercise price of US $4.25 per share ("Exercise Price") pursuant to the form of option agreement attached hereto as Exhibit B. The shares of Dynamex Common Stock that are to be issued to Executive upon exercise of the Grant Options shall be referred to herein as the "Grant Shares."

                          (b) The Company shall pay Executive eight equal bonus payments each in the amount of $25,500 plus interest as calculated herein, with the first such payment to be made on the last day of the third month following Executive's exercise of the Grant Options (the "Exercise Date") and remaining payments to be made on the last day of each succeeding three-month period, respectively, with the eighth and last such payment to be made on the eighteen month anniversary of the initial payment date. Interest shall be paid along with each bonus payment and shall accrue from the date the Grant Options are exercised



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                  on the unpaid balance of all such bonus payments at the rate announced publicly by NationsBank of Texas, N.A. in Dallas, Texas, from time to time as its prime rate.

                  (c) If this Agreement is terminated after the Exercise Date for any reason other than those set forth in Section 2(a), 2(c) or 2(d), then the entire principal amount of the Option Bonus that is due and unpaid on such termination date, shall become immediately due and payable to Executive.

         3. Except as set forth above, the other provisions of the Agreement shall remain in full force and effect.

         4. This Amendment shall be governed by and construed in accordance with the laws of Delaware.

         EXECUTED the day, month and year first above written.

                                  DYNAMEX INC.


                                  By:
                                     -------------------------------------------
                                           Robert P. Capps, Vice President


                                  ----------------------------------------------
                                               Richard K. McClelland



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